Exhibit 10.18


                              SEPARATION AGREEMENT

            SEPARATION AGREEMENT ("Agreement") made and executed as of December 31, 2003 by and between FIND/SVP, INC., a New York corporation having its principal executive offices at 625 Avenue of the Americas, New York, N.Y. 10011 (the "Company"), and ANDREW P. GARVIN, residing at 145 East 81st Street, New York, N.Y. 10028 ("Garvin").

                                   WITNESSETH

            WHEREAS, Garvin was employed by the Company pursuant to that certain Employment Agreement (Amended and Restated as of November 21, 2001), as amended by Amendment No. 1 to Employment Agreement (Amended and Restated as of November 21, 2001), dated as of December 31, 2002 (the "Employment Agreement); and

            WHEREAS, the Company and Garvin have mutually agreed to terminate Garvin's employment as an officer of the Company as of December 31, 2003 (the "Termination Date"); and

            WHEREAS, the Company and Garvin desire that Garvin provide consulting services; and

            WHEREAS, the parties desire to memorialize certain agreements between them in regard to Garvin's termination from the Company.

            NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

            1. TERMINATION OF EMPLOYMENT AGREEMENT. The parties acknowledge and agree that this Agreement terminates and supercedes all of the provisions of the Employment Agreement as well as any and all other employment agreements between the Company and Garvin, including but not limited to the employment agreement between the Company and Garvin dated May 7, 1991 and amended June 26, 1991, amended and restated October 5, 1998 and amended November 15, 2000; provided, however, that the provisions of 5 (Restrictive Covenants), 6 (Restrictive Covenants Severable) and 7 (Remedies) contained in the Employment Agreement which, by reference thereto, are incorporated herein as though fully set forth herein, shall survive the termination of the Employment Agreement and remain binding on Garvin for the benefit of, and be enforceable by, the Company. For purposes of Sections 5, 6 and 7 of the Employment Agreement, the "Covenant Period", as used therein, shall refer to the Term of Garvin's affiliation with the Company, including Garvin's engagement as a consultant pursuant to Section 3 of this Agreement (including any additional periods of engagement of Garvin as a consultant agreed upon by the parties pursuant to Section 3.C), and a period of two (2) years immediately following the termination thereof.

            2. PAYMENTS AND BENEFITS TO GARVIN.

                 In full settlement of all Claims as hereinafter defined in
Section 15.A ("Release of the Company"), and in consideration of the provisions contained herein or incorporated by reference from the Employment Agreement, including, without limitation, confidentiality and non-competition, the Company shall provide the following to Garvin (hereinafter collectively referred to as "Retirement Benefits"), provided that Garvin is not in breach of his representations, warranties, covenants or obligations under this Agreement or Sections 5, 6 and 7 of the Employment Agreement:

                 A. from the date hereof through September 30, 2004, the Company shall continue to pay Garvin his base salary at the rate of $259,954 per annum payable in accordance with the Company's normal payroll procedures for executive employees, subject to withholding for applicable taxes and other amounts; provided, however, that Garvin will not be entitled to any compensation for vacation or personal days that may accrue during such period;

                 B. participation, to the extent Garvin qualifies, in any health or other group insurance plan of the Company and participation in any employee benefit programs of the Company for its key employees generally, in each case until September 30, 2004; provided, however, that the Company shall provide Garvin and his immediate family members with medical coverage and dental coverage until July 24, 2010, except that in the event that the Company is no longer able to provide medical coverage or dental coverage to Garvin, the Company will procure replacement medical coverage or dental coverage, as the case may be, with terms and coverage limitations substantially similar to those received by Garvin as of the date hereof;

                 C. payment by the Company of $456 toward the monthly premium for Garvin's disability insurance through December 31, 2005; and

                 D. at the Company's expense, access to the car currently leased by the Company for use by Garvin until March 31, 2005.

            3. CONSULTING.

                 A. During the one year period ending December 31, 2004 (the "Consulting Period"), Garvin will provide the Company no fewer than 80 hours of consulting services without compensation therefor. Garvin will, as soon as practicable after the last day of each month of the Consulting Period (but in no event later than the tenth day following the last day of each month of the Consulting Period), provide the Company with a written record (a "Time Sheet") of the number of hours of consulting services provided by Garvin during such month, which record shall include a brief description of the nature of each of the services performed and the amount of time devoted to each of such services. To the extent mutually agreed upon by Garvin and the Company, such consulting services shall include Garvin continuing to oversee the activities of the Company's Marketing Department by participating in its weekly meetings through March 15, 2004.

                 B. The Company hereby engages Garvin to provide 300 additional hours of consulting services during the remainder of the Consulting Period upon completion of the 80 hours of consulting services described in Section 3.A. In connection with such engagement, Garvin shall continue to provide Time Sheets as described in Section 3.A. Compensation for such services shall consist of a fee (the "Consulting Fee") which in no event shall exceed $40,000, to be paid in installments of $10,000 (subject to withholding for applicable taxes and other amounts to the extent required by applicable law) on or before the first normal payroll day following the end of each fiscal quarter.

                 C. The Company may engage Garvin to provide consulting services in addition to those described in Sections 3.A and 3.B on such terms and for such period as the parties may mutually agree.

                 D. To facilitate Garvin's performance of his duties as a consultant, the Company will

                      (i) permit Garvin to continue to use the office he used immediately prior to the date of this Agreement until February 29, 2004. The Company will not terminate the employment of Dina Chiappetti prior to February 15, 2004. The Company will provide Garvin with either (x) an office, if reasonably possible, or (y) a workstation until the earlier of (a) the termination of Garvin's consulting services pursuant to Sections 3.A and 3.B above or (b) December 31, 2004;

                      (ii) provide Garvin with a laptop computer as soon as is reasonably practicable for use during the Consulting Period, which laptop computer Garvin may retain upon completion of the employee's consulting services pursuant to Sections 3.A and 3.B;

                      (iii) pay Garvin's World Presidents' Organization membership dues for 2004;

                      (iv) reimburse Garvin for the documented cost of his home office Internet connection, provided that such reimbursement shall not exceed $150 for any month, until the termination of Garvin's consulting services pursuant to Sections 3.A and 3.B above; and

                      (v) permit Garvin to use the Company's car service during the one-year period ending December 31, 2004, provided that the expense incurred in connection therewith shall not exceed $9,400 in the aggregate during such period.

                 E. Garvin will use his commercially reasonable efforts as quickly as is practicable to organize and provide to and review with the appropriate persons all of Garvin's files and records relating to the Company's past, present and future operations, but shall not be required to spend in excess of fifty (50) hours in connection therewith. Garvin's time spent performing the obligations of this Section 3.E will not be included in determining the amount of time Garvin has devoted to the consulting services described in Sections 3.A, 3.B and 3.C above.

            4. DIRECTORSHIP. Commencing January 1, 2004, while Garvin serves as a director on the Board of Directors of the Company, Garvin will be entitled to receive compensation for his service as a director on the Board of Directors of the Company commensurate with that received by the Company's other non-employee directors. Garvin's time spent performing his obligations as a director will not be included in determining the amount of time Garvin has devoted to the consulting services described in Sections 3.A, 3.B and 3.C above.

            5. TITLE. During the Consulting Period, Garvin's title shall be "Founder & Director", unless and until such time as Garvin ceases to be a member of the Company's Board of Directors, at which time Garvin's title shall be "Founder".

            6. STOCK MATTERS.

                 A. (i) Garvin may enter into a written plan for trading securities as described in Rule l0b5-1(c)(1)(i)(A)(3) promulgated under the Securities Exchange Act of 1934, as amended (the "Rule 10b5-1 Plan"), which plan will contain the limitations set forth in Exhibit A attached hereto.

                      (ii) Notwithstanding the provisions of the Rule 10b5-1 Plan or otherwise, Garvin agrees that he will not, and will not permit any beneficial owner or any of his agents, affiliates, successors, heirs, personal representatives or assigns to, transfer or sell more than 250,000 shares of Company common stock (subject to appropriate adjustment to account for any stock split, stock dividend or similar event affecting shares of Company common stock generally) during any one-year period until the later of (a) the termination of Garvin's engagement as a consultant to the Company pursuant to Section 3 or (b) December 31, 2006; provided, however, that the limitations of this Section 6.A(ii) shall no longer apply upon the occurrence of a Change of Control (as such term is defined in Section 4 of the Employment Agreement).

                 B. Garvin may not at any time sell or transfer a block of 10,000 or more shares of Company common stock (subject to appropriate adjustment to account for any stock split, stock dividend or similar event affecting shares of Company common stock generally), unless:

                      (i) Such sale or transfer is pursuant to the terms of the Rule l0b5-1 Plan; or

                      (ii) At least ten (10) trading days prior to such sale or transfer Garvin shall have provided the Company with written notice of Garvin's intention to sell or transfer such stock, which notice shall indicate the number of shares to be sold or transferred and the general terms, to the extent known or knowable, of such sale or transfer. Upon receipt of such notice, the Company may, in its sole discretion, choose to purchase or place the block of shares described in such notice on terms substantially similar to those described in such notice until ten (10) trading days following the date of receipt of such notice. If the Company does not elect to purchase or place the block of shares described in such notice, Garvin may effect the sale or transfer of such block of shares on the terms (except that such sale may be effected at a lower price if necessary as a result of market conditions at the time of such sale) and at the time described in such notice.

                 C. Employee recognizes that his breach of the limitations set forth in Sections 6.A and 6.B above would result in a material breach of this Agreement. As it would be difficult to quantify the damages suffered by the Company from such breach, in the event of such breach, Employee agrees to pay to the Company, as liquidated damages, an amount equal to the gross proceeds of any and all sales of shares effected in violation of any of the limitations set forth in Sections 6.A or 6.B above.

                 D. The Company and Garvin hereby agree that Garvin holds the following options to purchase Company common stock issued under the Company's 1996 Stock Option Plan and/or the Company's 2003 Stock Incentive Plan (the "Plans"):

                      (i) options to purchase 20,000 shares of Company common stock at $1.062 per share expiring July 10, 2010;

                      (ii) options to purchase 50,000 shares of Company common stock at $0.625 per share expiring February 13, 2011; and

                      (iii) options to purchase 15,000 shares of Company common stock at $3.6875 per share expiring March 9, 2010.

Effective as of the date of this Agreement, all of Garvin's rights and interests in the options described in clause (iii) are hereby terminated and shall have no further effect. Garvin hereby agrees that, subject to the applicable terms of the Plans and any applicable option agreements, Garvin may, in his discretion, exercise those options described in clause (i) above and clause (ii) above, provided that, in the event any or all of such options have not been exercised on or before the date that is ninety (90) days following the date of this Agreement, all of Garvin's rights and interests in such options shall be terminated as of such date and shall have no further effect.

            7. DEFERRED COMPENSATION AGREEMENT. The parties hereby acknowledge and agree that commencing January 1, 2004, in satisfaction of the parties' obligations under the Deferred Compensation and Salary Continuation Agreement between the Company and Garvin dated June 30, 1984, Garvin shall receive such payments as are set forth on Exhibit B attached hereto.

            8. SPLIT DOLLAR LIFE INSURANCE. Garvin is the insured party under Northwestern Mutual Life Insurance Policy #13-042-110 dated August 15, 1994 ("Policy #1") and Northwestern Mutual Life Insurance Policy #13-191-170 dated January 11, 1995 ("Policy #2"), each providing a benefit payable upon death of $500,000. The Company and Garvin agree that (i) on or before December 31, 2003, the Company has or will have transferred Policy #1 to Garvin and (ii) on or before March 15, 2004, the Company will transfer Policy #2 to Garvin. The parties agree that in connection with each of the transfers set forth in the preceding sentence, (a) the Company will be entitled to retain the excess cash value, if any, of Policy #1 and Policy

#2, and (b) the Company will have paid the remaining premium due on each of such policies prior to their respective transfers, but in no event shall the Company be obligated to pay any amount or incur any further obligation.

            9. BOOK COPYRIGHT. As soon as practicable following execution of this Agreement, the Company shall execute such documents as are reasonably requested by Garvin to effect the transfer of ownership of all rights in the book, "The Art of Being Well Informed" (the "Book"). The Company agrees that if Garvin publishes an update of the Book, such publishing will not constitute a violation of Section 5 of Employment Agreement.

            10. NO RE-EMPLOYMENT. Except as otherwise specifically provided herein, Garvin acknowledges and agrees that the Company and any of its subsidiaries, affiliates or related companies are under no legal or contractual duty to re-employ, rehire or retain him in any capacity and that he will not apply for re-employment with the Company or any of its subsidiaries, affiliates or related companies in any capacity. The Company acknowledges that Garvin's consulting and other obligations pursuant to this Agreement do not constitute full- time employment, and Garvin may simultaneously provide services as an employee, consultant or otherwise to any person or entity without any reduction in his benefits hereunder, provided that the provision of such services does not violate the terms of Section 5 of the Employment Agreement.

            11. NO DENIGRATION.

                 A. Garvin shall not denigrate or defame the Company, its subsidiaries, affiliates and related companies, or cause any negative publicity to be disseminated about the Company, its subsidiaries, affiliates and related companies and their respective products and services either orally or in writing. Without limiting the generality of the foregoing, Garvin shall not, without the Company's prior written consent, in any manner disclose, divulge or discuss his tenure, relationship and performance with the Company and its subsidiaries, affiliates or related companies; provided, that, Garvin shall be permitted to disclose the dates of his employment with the Company, his position and responsibilities and, only in connection with interviews for employment or consulting positions, Garvin shall be permitted to disclose only facts that the Company has publicly disclosed.

                 B. The Company shall not denigrate or defame Garvin or cause any negative publicity to be disseminated about Garvin either orally or in writing. Without limiting the generality of the foregoing, the Company shall not, without Garvin's prior written consent, in any manner disclose, divulge or discuss his tenure, relationship and performance with the Company and its subsidiaries, affiliates or related companies; provided, that, the Company shall be permitted to make any disclosure as is permissible pursuant to Section 12.C.

            12. CONFIDENTIALITY OF AGREEMENT.

                 A. Except as provided in Sections 12.B and 12.C below, Garvin and the Company shall mutually agree on the nature, content and timing of any public announcement or press release relating to the subject matter, terms or conditions of this Agreement.

                 B. Garvin shall keep the terms and conditions of this Agreement confidential except as may be required by law, and except that Garvin may discuss this Agreement with his attorney, if any, his accountant, financial adviser or members of his immediate family residing with him, provided, in all cases, each such person agrees to keep the information confidential and not to disclose it to others. Garvin recognizes that his breach of this confidentiality provision would result in a material breach of this Agreement. As it would be difficult to quantify the damages suffered by the Company from such breach, in the event of such breach, Garvin agrees to pay to the Company, as liquidated damages, an amount equal to the payments received hereunder by Garvin.

                 C. The Company is subject to or may become subject to the requirements of Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities Exchange Commission, one or more national securities exchanges, or certain other regulatory or legislative bodies. As such, the Company may, without the consent of Garvin, disclose any information relating to the subject matter, terms or conditions of this agreement to the extent that the Company, in its reasonable discretion, shall determine such disclosure is advisable pursuant to any law, rule or regulation, including the rules of a national securities exchange, is necessary or desirable in connection with the operation of its business or its financial disclosures, or is advisable or necessary in connection with any legal, administrative or regulatory proceedings; provided, however, that the Company shall provide Garvin an opportunity to review a draft copy of any proposed disclosure as early as is reasonably practicable prior to its publication or release. Subject to the foregoing, the Company will use its reasonable efforts to keep the terms and conditions of this Agreement confidential.

            13. ACKNOWLEDGMENT OF PAYMENT AND RECEIPT. The parties acknowledge that all payments for wages and benefits due to Garvin as of the date hereof have been paid by the Company and received by Garvin, and that there are no further obligations of the Company to Garvin except as specifically set forth in this Agreement. The parties further acknowledge that all payments and services due to the Company by Garvin as of the date hereof have been paid or provided by Garvin and received by the Company, and that there are no further obligations of Garvin to the Company except as specifically set forth in this Agreement. For the avoidance of doubt, the Company and Garvin agree that Garvin will not receive any compensation for accrued vacation or personal days.

            14. AGREEMENTS AND REPRESENTATIONS:

                 A. Garvin's right to receive the Retirement Benefits set forth in Section 2 above are specifically contingent on the following agreements and representations:

                      (i) Garvin acknowledges and represents that he has no Company property in his possession or control.

                      (ii) Without limiting the generality of Section 14.A hereof, Garvin represents, warrants and covenants that he has returned all Company credit cards, repaid all bonds, deposits and other amounts previously paid by or posted by the Company for Garvin's benefit, and returned all Company property.

                      (iii) Garvin hereby acknowledges and reaffirms the provisions of Sections 5, 6 and 7 of the Employment Agreement, as amended hereby.

                      (iv) Garvin represents that he has not violated the Employment Agreement or any applicable laws, rules or regulations.

                      (v) Except as provided in Section 9, Garvin acknowledges that he has no right, title or interest in or to any intellectual property of the Company, including, but not limited to, any patent, trademark, trade dress, service mark, copyright, design or products and shall not assert any claim thereto.

                      (vi) Garvin agrees that he will not solicit, encourage or otherwise cause any employee or consultant of the Company to terminate his/her employment or business affiliation with Company.

                      (vii) Garvin agrees to assist the Company in connection with any legal action, arbitration, administrative proceeding, investigation or other action in which he may be requested to testify, consult or otherwise collaborate with the Company, and in connection therewith, he will be compensated at the per diem rate of $750 (or a pro-rata portion of such amount for any partial days), plus reasonable expenses.

                      (viii) Garvin represents that he has not filed any claims, complaints, charges or lawsuits (collectively "Actions") against the Company and any parent, subsidiary and related corporations and divisions of any of them, and the members, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees and representatives of any of them with any governmental agency, arbitrator, or any court with respect to his employment or separation from employment, and that he will not do so at any time hereafter; provided, however, this clause shall not limit Garvin from filing a lawsuit for the sole purpose of enforcing his rights under this Agreement.

                      (ix) Garvin acknowledges that Garvin has voluntarily terminated his employment as an officer of the Company as of the Termination Date.

                 B. The Company represents that it has not filed any Actions against Garvin with any governmental agency, arbitrator, or any court with respect to his employment or separation from employment, and that it will not do so at any time hereafter; provided, however, this clause shall not limit the Company from filing a lawsuit for the sole purpose of enforcing its rights under this Agreement.

            15. GENERAL RELEASES.

                 A. RELEASE OF THE COMPANY. In consideration of the Retirement Benefits provided hereunder, and the covenants, obligations and undertakings of the Company hereunder, Garvin irrevocably, unconditionally and generally releases, acquits and forever discharges the Company, any related corporation, entity and affiliate of each of the foregoing, and each of its members, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees and representatives, and all persons acting by, through, under or in concert with any of them (collectively "Releasees") from any and all claims, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever (collectively, "Claims"), and arising out of or relating to any matter or thing whatsoever including, but not limited to, any and all Claims whatsoever arising from the Employment Agreement and Garvin's employment with and termination from the Company (including without limitation, wrongful discharge and breach of contract), any and all Claims arising from federal, state or local statute or regulation (including without limitation Title VII of the Civil Rights Act of 1964, as amended, Americans with Disabilities Act, Age Discrimination in Employment Act, Family & Medical Leave Act, Fair Labor Standards Act, state and local laws against discrimination, state and local wage and hour and state and local labor laws), and any and all Claims arising under common law, whether in contract or in tort. Excluded from the scope of this Release of the Company are the Company's obligations under this Agreement and the Company's indemnity obligations under the New York Business Corporation Law and the Certificate of Incorporation, as amended, and by-laws, as amended, of the Company for the benefit of officers and directors, provided that all applicable conditions to such indemnification have been satisfied. The Company shall make available to Garvin any director and officer insurance policy coverage that had been maintained during Garvin's employment with the Company, provided Garvin has satisfied all coverage requirements.

                 B. The scope of the release given in Section 15.A above is from the beginning of the world through the date of this Agreement and binds Garvin, his heirs, distributees, successors, assigns, estate and representatives.

                 C. RELEASE OF GARVIN. The Company hereby irrevocably, unconditionally and generally releases, acquits and forever discharges Garvin from any and all Claims arising out of or relating to any matter or thing whatsoever including, but not limited to, any and all Claims whatsoever arising from the Employment Agreement and Garvin's employment with and termination from the Company, any and all Claims arising from federal, state or local statute or regulation, and any and all Claims arising under common law, whether in contract or in tort. Excluded from the scope of this Release of Garvin are Garvin's obligations under this Agreement.

                 D. The scope of the release given in Section 15.C above is from the beginning of the world through the date of this Agreement and binds the Company and its successors, assigns and representatives.

            16. COMPLETE AGREEMENT, NO REPRESENTATIONS, NO MODIFICATION. All prior understandings between the parties are merged herein; no representations or promises have been made by either the Company or Garvin to the other unless set forth herein; and any modification or termination of this Agreement must be in writing signed by the party to be charged.

            17. ACKNOWLEDGMENT OF STATUTORY NOTICE. Garvin acknowledges that before execution of this Agreement, he received a copy of this Agreement with a cover letter from the Company advising: (a) that he has the right, and is encouraged, to consult an attorney with regard to this Agreement and (b) that he had twenty-one (21) days to consider the Agreement and (c) that once the Agreement was signed, he could revoke it during the immediate seven (7) days following the signing of this Agreement. Garvin acknowledges that he has been represented by David A. Miller, Esq., 600 Third Avenue, New York, NY 10016, and by the law firm of Graubard Miller with respect to the negotiation and execution of this Agreement. Garvin further acknowledges that notwithstanding his right to consider this Agreement for 21 days, if he has signed this Agreement sooner than the expiration of said 21 days, he has done so knowingly and voluntarily, and he expressly waives his right to consider this Agreement for the balance of the 21 days. The Company hereby agrees to pay up to 50% of the reasonable, documented legal fees payable to Graubard Miller by Garvin solely in connection with Garvin's retirement, termination of employment and the review and execution of this Agreement; provided, however, that the Company will not be obligated to pay an amount in excess of $3,000 pursuant to this sentence without the advance written consent of the Chief Executive Officer of the Company.

            18. RIGHT TO REVOKE. This Agreement may be revoked by Garvin within seven (7) days of its execution by written notice to the Company. In the event that Garvin exercises his right to revoke this Agreement within such 7 day period, the entire Agreement including, without limitation, the Company's obligation to pay the Retirement Benefits and the mutual releases contained herein, shall be null and void. Garvin's and the Company's payment obligations to each other at the signing of this Agreement shall be deferred until the expiration of the seven (7) day period referred to herein, and such payments shall be due and payable immediately thereafter, provided that such period has expired and Garvin has not exercised such right of revocation.

            19. COUNTERPART ORIGINALS. This Agreement may be executed in identical counterpart documents each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile signatures shall be deemed acceptable and binding on the parties.

            20. NOTICE. All notices required or permitted to be given by any party hereunder shall be in writing and delivered in person or mailed by registered or certified mail, return receipt requested, to the other parties addressed as follows:

                 (a) If to Garvin to 145 East 81 Street, New York, NY 10028, with a copy to:

Graubard Miller
600 Third Avenue
New York, New York 10016
Attention: David A. Miller, Esq.


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

                 (b) If to the Company to 625 Avenue of the Americas, New York, New York 10011, with a copy to:

         Kane Kessler, P.C.
         1350 Avenue of the Americas
         New York, NY 10019
         Attention: Robert L. Lawrence, Esq.

or to such other addresses as the parties may direct by notice given pursuant hereto. Any notice mailed as provided above shall be deemed completed on the date of receipt.

            21. NO ADMISSION. This Agreement is entered into by the parties for settlement purposes only and does not constitute an admission of wrongdoing of any kind.

            22. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

            23. GOVERNING LAW. This Agreement has been negotiated in and shall be deemed executed and delivered within the State of New York and is made in contemplation of its interpretation and effect being construed in accordance with the laws of the State of New York, applicable to contracts fully executed, delivered and performed in the State of New York, and it is expressly agreed that it shall be construed in accordance with the laws of the State of New York without giving effect to the principles of its conflicts of laws rules.

            24. HEADINGS, ETC. The headings and captions contained in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement. Unless the context otherwise specifically requires, words importing the singular include the plural and vice-versa. The terms "hereunder", "hereto", "herein" and similar terms relate to this entire Agreement not to any particular paragraph or provision of this Agreement.

            25. ENTIRE AGREEMENT. This Agreement, including the terms of the Employment Agreement specifically incorporated herein by reference and any schedules or annexes hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, replaces and terminates all existing oral or written agreements concerning such subject matter. No modification, supplement or discharge hereof shall be effective unless in writing and executed by or on behalf of the parties hereto.

            26. WAIVER. No waiver by any party of any condition, term or provision of this Agreement shall be deemed to be a waiver of a preceding or succeeding breach of the same or any other condition, term or provision hereof.

            27. ASSIGNABILITY. This Agreement and its rights and obligations may not be assigned by Garvin or the Company without the other party's consent. This Agreement shall be binding upon each of Garvin and the Company and their respective successors and permitted assigns. Notwithstanding the foregoing, the Company may assign its rights and obligations hereunder to the acquiring party or parties or an affiliate thereof without Garvin's consent in the event of a Change of Control (as such term is defined in Section 4 of the Employment Agreement); provided that the assignee or assignees agree in writing to assume the obligations of the Company hereunder; and provided further that the Company remains liable for all monetary obligations owed to Garvin hereunder if the assignee defaults in paying them as due.

            28. ARBITRATION. Any dispute or controversy arising among or between the parties hereto regarding any of the terms of this Agreement or the Employment Agreement to the extent incorporated herein by reference, or the breach hereof or thereof, the determination of which is not otherwise provided for herein, on the written demand of any of the parties hereto shall be submitted to and determined by arbitration held in the City of New York in accordance with the rules then obtaining of the American Arbitration Association. Any award or decision made by the arbitrators shall be conclusive in the absence of fraud, and judgment upon said award or decision may be entered in any court having jurisdiction thereof.

            29. KNOWING AND VOLUNTARY AGREEMENT. This Agreement has been entered into after negotiation and review of its terms and conditions by parties under no compulsion to execute and deliver a disadvantageous agreement. No ambiguity or omission in this Agreement shall be construed or resolved against any party on the ground that this Agreement or any of its provisions was drafted or proposed by that party. Garvin acknowledges that he has been represented by counsel in the negotiation of this Agreement.

            IN WITNESS WHEREOF, the parties have made and executed this Agreement on the date first set forth above.


                                                   FIND/SVP, INC.

                                                    By:  /s/ David Walke
                                                       ------------------------
                                                         Name:
                                                         Title:


                                                    /s/ Andrew P. Garvin
                                                    ---------------------------
                                                    Andrew P. Garvin


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

                                   EXHIBIT A

 The Rule 105-1 Plan will provide that the administrator of such plan may sell no more than 5,000 shares of Company common stock (subject to appropriate adjustment to account for any stock split, stock dividend or similar event affecting shares of Company common stock generally) in any one-month period, and that for any given month, all sales for such month shall be executed during any two (2) five (5) business day periods of the administrator's choosing (which may or may not be contiguous), each of which periods must begin on a Monday and end on a Friday.


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

                                    EXHIBIT B

 The Company will pay Garvin $1,800 per month until July 24, 2010, then $4,750 per month until and including the month ending December 31, 2013.


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